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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-76853 of Optical Coating Laboratory, Inc. on Form S-3 of our reports dated December 22, 1998 (January 8, 1999 as to Note 5), included and incorporated by reference in the Annual Report on Form 10-K of Optical Coating Laboratory, Inc. for the year ended October 31, 1998, and to the use of our report dated December 22, 1998 (January 8, 1999 as to paragraph 8 of Note 6 and February 22, 1999 as to Note 15), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP
San Jose, California
May 6, 1999